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Exhibit 99.1

[ALTERNATIVE RESOURCES LOGO]

Alternative Resources Corporation 600 Hart Road Suite 300 Barrington, IL 60010 OTCBB: ALRC
CONTACT: Steven Purcell Chief Financial Officer (847) 381-6701, Ext. 4251

FOR IMMEDIATE RELEASE

POMEROY IT SOLUTIONS AND ALTERNATIVE RESOURCES CORPORATION
TO MERGE

        BARRINGTON, IL, May 11, 2004—Pomeroy IT Solutions Inc. (Nasdaq:PMRY) and Alternative Resources Corporation (OTCBB: ALRC), today announced the signing of a Definitive Merger Agreement that will create a $735 million IT solutions provider with a national, multi-faceted service network.

        Under the terms of the agreement, which has been unanimously approved by both companies' boards of directors, Alternative Resources Corporation (ARC) shareholders will receive $0.70 per share in cash for each share of Alternative Resources Corporation common stock. The transaction is subject to the approval of ARC's shareholders.

        Robert Stanojev, ARC's Chairman and Chief Executive Officer, commented that, "Our association with Pomeroy represents a significant opportunity for our employees and stakeholders. For ARC's clients, the union of these two organizations represents an expanded value proposition—one company offering a comprehensive array of technology services, competitively priced, expertly delivered. Together, we will have the resources and expertise needed to capitalize on a growing and changing Information Technology marketplace."

        Steve Pomeroy, President and Chief Operating Officer of Pomeroy IT Solutions said, "Pomeroy's resolve to expand the scope and breadth of its IT services offerings has not wavered and this merger is a testament to Pomeroy's commitment to execute on its long term growth strategy. We believe the overall compatibility of the two companies' business lines will create synergies that will positively effect our customers, partners and shareholders," Steve Pomeroy further commented that, "The service offerings of Pomeroy and ARC complement each other well, which makes the two companies a natural fit for a merger of this nature. With this move, we expect to enhance the Company's national, full-service delivery capabilities and improve the percentage of service-related revenues contributing to the Company's consolidated gross margin on combined sales. We believe the combined Company will be better positioned and prepared to exploit an array of new opportunities."

        ARC will file a preliminary and definitive proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission. Investors and securityholders are urged to read the proxy statement when it becomes available, because it will contain important information about the proposed merger. Investors and securityholders will have access to free copies of the proxy statement (when available) and other documents filed by ARC with the Securities and Exchange Commission through the Securities and Exchange Commission's website at www.sec.gov. In addition, the proxy statement and related materials (when available) may also be obtained free of charge from ARC by directing a request to Steven Purcell, Chief Financial Officer.

        ARC and its directors, executive officers, certain members of management and employees may be soliciting proxies from stockholders of ARC in favor of the proposed merger. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.

        Updata Capital, Inc. acted as ARC's financial advisor and provided a Fairness Opinion in connection with the transaction and McDermott, Will & Emery acted as legal advisors.

About ARC

        ARC is a leading provider of information technology solutions and staffing services. The company has developed a significant, high quality business in the IT solutions and staffing industry with an emphasis on Help Desk, Desktop Support and Technology Deployment Service offerings. Operating in most major metropolitan areas across the US, the company serves Fortune 1000 and mid-sized clients. A nationwide integrated network of field sales, recruiting and a service personnel delivers high quality solutions across the desktop technology lifecycle and provides IT professionals to clients on a near real-time basis, ready to be fully integrated into a broad range of technology environments.

        The Company will host a conference call with investors on May 12, 2004, at 2:00 PM, Central Time. The dial-In number is 888-316-9410 and the passcode is ARC. A replay will be available until June 12th by calling 866-357-1411.

About Pomeroy IT Solutions

        Based in Cincinnati, Ohio, Pomeroy has been in the IT industry since 1981. As a national solutions provider, Pomeroy is uniquely positioned to provide services that span consulting, infrastructure and life cycle services. With over 64% of our total employees deployed as technical experts, the company has the ability to Plan, Design, Implement, Support and Optimize across all categories of our solution offerings. Pomeroy has the ability to leverage its extensive portfolio of both products and services to assist clients in reducing their total cost of ownership, allowing these savings to be reinvested back into the customer's core business. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. Pomeroy currently maintains a technical workforce in excess of 1,100 skilled individuals. For the year ended January 5, 2004, Pomeroy IT Solutions reported revenues of $598 million.

Forward Looking Statement

        Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, including, but not limited to attract and retain qualified technology professionals, to initiate and develop client relationships, to identify and respond to trends in information technology, to gain market acceptance of service offerings, to complete cost reductions and competitive influences as well as other risks described from time to time in the company's filings with the Securities and Exchange Commission. Although the Company has used its best efforts to be accurate in making those forward-looking statements, there can be no assurance that the assumptions made by management will materialize. In addition, the information set forth in the Company's Form 10-K for the fiscal year ended December 31, 2003, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. The Company undertakes no obligation to publicly revise or update the forward-looking statements to reflect new information, subsequent events or otherwise. The above statements are based exclusively on current expectations and do not include the potential impact of any business combinations or divestitures that may be completed after the date of this release.

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  Exhibit 99.1
POMEROY IT SOLUTIONS AND ALTERNATIVE RESOURCES CORPORATION TO MERGE